Free Writing Prospectus

Filed Pursuant To Rule 433

Registration N0. 333-188608

1 Penn National Gaming PENN: Nasdaq Free Writing Prospectus Filed Pursuant To Rule 433 Registration N0. 333-188608 July 2013

2 In addition to historical facts or statements of current conditions, this presentation contains forward-looking statements that involve risk and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the company’s current expectations and beliefs but are not guarantees of future performance. As such actual results may vary materially from expectations. The risks and uncertainties associated with the forward-looking statements are described in the company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 8-K, Form 10-K and Form 10-Q and GLPI’s report on Form S-11. PENN and GLPI assume no obligation to publicly update or revise any forward-looking statements. This presentation includes “Non-GAAP financial measures” within the meaning of SEC Regulation G. A reconciliation of all Non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found at www.pngaming.com in the Recent News section and financial schedules available on the Company’s website. NOTE – Throughout this presentation: “PENN” (“Company”) refers to Penn National Gaming, Inc. (existing entity) “GLPI” refers to Gaming and Leisure Properties, Inc. (formerly referred to as “PropCo”), the proposed newly formed, publicly traded real estate investment trust (“REIT”) to be spun-off to PENN shareholders “PNG” or “OpCo” refers to the operating entity following the proposed spin-off of GLPI Safe Harbor

3 GLPI has filed a preliminary registration statement (File No. 333-188608), including a prospectus, with the SEC for the transaction to which this communication relates. You should read the registration statement because it contains more complete information about GLPI and its separation from the Company including financial information and disclosures regarding GLPI’s capital structure, senior management and relationship with PENN. You may get the preliminary registration statement for free by visiting EDGAR on the SEC website at: http://www.sec.gov/Archives/edgar/data/1575965/000104746913007290/a2215797zs-11a.htm Alternatively, GLPI or PENN will arrange to send you the document if you request it by e-mailing penn@jcir.com or by calling toll free 855/505-8916. Offering Information

4 Leading Diversified Gaming Company with Regional Focus 28 properties in 18 jurisdictions LTM 6/30/13 Net Revenue of $3.01 billion and Adjusted EBITDA of $805 million (1) Diversified Revenue and Adjusted EBITDA composition Disciplined, Market-Tested Management Team Industry-leading property operating margins Leading development and acquisition track record Prudent Capital Spend / Expanding Development Pipeline / Ongoing Margin Focus Disciplined maintenance capex in existing properties Project capex calibrated to market size, tax rate and cash return Near-term growth projects: Youngstown, OH and Dayton, OH racetracks; Jamul Indian Village (CA) tribal development/management agreement Several options for post-spin growth (FL, TX, PA, MD, MA) Current Company Overview (PENN) (1) Excludes $45.1 million of Maryland lobbying expenses and $6.4 million Cherokee County litigation settlement accrual. See the reconciliation of Adjusted EBITDA to PENN’s actual reported results for the trailing twelve months ended June 30, 2013 at the end of this presentation.

5 Current Company Overview (PENN) A leading, diversified, multi-jurisdictional owner and manager of gaming and pari-mutuel properties with significant real estate holdings Approximately 1.6 million square feet of casino gaming space with approximately 34,500 slot machines and approximately 850 table games 2,900 acres of land, 6.6 million square feet of building space and 20,000 structured parking spaces Historical Revenue & EBITDA (1) (2) PF LTM EBITDA Diversification by Region (3) Represents Adjusted EBITDA as reported by the Company except for 2012 which excludes $45.1 million of Maryland lobbying expenses and $6.4 million Cherokee County litigation settlement accrual. 2013E projections reflect Company guidance as provided on July 23, 2013. Excludes Other segment which includes standalone racing operations, Bullwhackers and corporate overhead. (1) (2) (3) (4)

Leading Regionally Diversified Gaming Company



Casino Rama (CANADA)
Hollywood Slots Hotel and Raceway
Hollywood Casino at Penn National Race Course
Argosy Casino Sioux City
Hollywood Casino Aurora
Hollywood Casino Toledo
Youngstown
Freehold Raceway
Hollywood Casino Joliet
Dayton
Hollywood Casino Columbus
Hollywood Casino Perryville
Hollywood Casino at Kansas Speedway
Argosy Casino Alton
Hollywood Casino Lawrenceburg
Charles Town Races & Slots
Rosecroft Raceway
M Resort
Argosy Casino Riverside
Hollywood Casino St. Louis
Jamul Indian Village (1)
Hollywood Casino Tunica
Black Gold Casino at Zia Park
Boomtown Biloxi
Hollywood Casino Bay St. Louis
Sanford-Orlando Kennel Club
Hollywood Casino Baton Rouge
Sam Houston Race Park
Valley Race Park
Current Jurisdictions
Casino
Projects Under Development
Racetrack

(1) Pending regulatory approval.

6

Development Pipeline

Project Scope	Planned Capital Spend	Amount Spent to Date (6/30/13)	Population [1]	Gross Gaming Revenue Tax Rate [2]	Completion Date
Hollywood St. Louis St. Louis, MO	$61[3]	$32.8	N/A	21.0%	Through 4Q 2013
Mahoning Valley Race Track Austintown, OH	$261[5]	$13.0	0.7M	33.5%[4]	2nd Half 2014
Dayton Raceway Dayton, OH	$254[5]	$11.2	0.8M	33.5%[4]	2nd Half 2014
Zia Park Casino - Hotel Hobbs, NM	$26[6]	$0.1	N/A	46.0%	Late 2014
Jamul Indian Village Jamul, CA	$360[7]	$0.0	1.3M	N/A[8]	TBD

Indicates project is currently open / acquisition completed

(1) Adult population (25+) within 90 miles, adjusted for competition.
(2) Represents GGR tax rate for all gaming revenues.
(3) Rebranding of former Harrah's property to "Hollywood" theme. Integration of new casino, hotel, financial and operating systems and upgrades of slot machine product.
(4) Excludes horserace purse subsidiary (estimated to be 5% - 15%).
(5) Includes $75 million relocation fee and $50 million VLT license fee.
(6) Addition of 154 room hotel including six suites, breakfast room, business center, meeting rooms, exercise room and additional surface parking.
(7) PENN is committed to providing financing only to the extent the tribe cannot secure financing elsewhere.
(8) PENN earns management and license fee.

$ in millions

7

8 Proposed Transaction Overview & Highlights Separate real estate and non-real estate holdings Creation of GLPI to hold majority of PENN real estate, with the majority of non-real estate holdings held at PNG Tax-free spin-off of GLPI common stock to PENN shareholders and refinance all of PENN’s existing debt (including Senior Credit Facilities & Subordinated Debt) Agreement reached to exchange $975 million of Series B Redeemable Preferred Stock (“Preferred Stock”) at $67 per share into approximately 14.6 million non-voting PENN common shares or equivalents Exchange will reduce PENN diluted common shares outstanding by approximately 3.9 million shares* Following the exchange, PENN has the right to purchase up to $411 million of the non-voting PENN common stock/equivalents at $67 per share which may reduce PENN diluted common shares outstanding by approximately 6.2 million additional shares Agreement reached to redeem $252 million other Preferred Stock at par $22.5 million Preferred Stock redeemed during the 1st quarter 2013, reducing diluted shares by 0.4 million shares* Redemption of remaining $230 million Preferred Stock will reduce PENN diluted common shares outstanding by approximately 4.3 million shares* Post-spin, GLPI would declare a dividend to shareholders (necessary to elect REIT status) and elect to become a REIT Taxable dividend of accumulated earnings and profits of $1.05 billion comprised of approximately $294 million of cash, or an approximately $3.33 cash dividend, and additional 0.35 GLPI shares per PENN share GLPI would enter into a Master Lease agreement with PNG, leasing 17 of the 19 properties in its initial portfolio back to PNG on a long-term triple net basis Initially, rent will equal approximately $420 million, which represents approximately half of PNG’s projected 2013 adjusted EBITDAR, excluding corporate overhead Following its REIT election, GLPI would distribute at least 90% of its annual taxable income as dividends which, based on pro-forma 2013 guidance, would be $2.32 per PENN share PENN has received a Private Letter Ruling from the IRS with respect to certain tax matters regarding the transaction and the qualification of GLPI as a REIT * Share count reductions based on 6/30/13 fully diluted share count, which reflects the impact of the current share price on dilution related to the Preferred Stock

Following the separation, shareholder value is expected to increase due to enhanced: Competitor Opportunities Ability for GLPI to enter into agreements with PNG competitors and utilize first-mover advantage to secure transaction flow Asset sale-leaseback transactions with existing gaming operators Acquisition of gaming assets Avenues for Investment Diversification Ability for GLPI to pursue acquisitions and developments in non-gaming real estate asset classes Regulatory Opportunities Pursue transactions otherwise disadvantaged or precluded due to regulatory constraints (Gaming and/or FTC) Cost of Capital Stemming from enhanced business and growth prospects associated with REIT status Reduces Potential Dilution Related to Preferred Stock 9 Transaction Rationale

8-Year EV/ NTM EBITDA (1)(2) Historical Valuation of REITs Versus Regional Gaming Operators Source: FactSet as of 7/19/13. FactSet adjusts shares outstanding in the calculation of EV for the dilution of preferred equity, as applicable, and adjusts for changes in capital structure on a quarterly basis. (1) Triple Net REIT Composite includes: O, NNN, EPR, LXP, OHI, NHI, MPW, LTC and SBRA. (2) Regional Gaming Composite includes: ASCA, BYD, ISLE and PNK. 10 9.0x 8.1x 13.6x Average During: Penn National Gaming Regional Gaming Triple Net REIT Current Multiple: 9.0x 8.1x 13.6x Last 1 Year: 8.2x 7.3x 14.2x Last 2 Years: 8.1x 7.1x 13.9x Last 3 Years: 8.0x 7.4x 13.9x Last 5 Years: 7.6x 7.4x 13.2x Last 8 Years: 8.1x 7.8x 13.0x 0.0x 4.0x 8.0x 12.0x 16.0x 20.0x 7/19/2005 7/19/2006 7/19/2007 7/19/2008 7/19/2009 7/19/2010 7/19/2011 7/19/2012 7/19/2013 Penn National Gaming Inc. Regional Gaming Composite All Triple Net REIT Composite

11 Summary of Master Lease Terms Lease Structure: “Triple Net” Master Lease: PNG will be responsible for maintenance capital expenditures, property taxes, insurance and other expenses All properties subject to the lease will be cross-defaulted / guaranteed PNG will remain responsible for acquisition, maintenance, operation and disposition of all (including gaming) FF&E and personal property required for operations Term and Termination: 15 years, with four 5-year extensions at PNG’s option Causes for termination by lessor include lease payment default, bankruptcy and/or loss of gaming licenses At the end of lease term, PNG will be required to transfer the gaming assets (including the gaming licenses) to successor tenant for fair market value, subject to regulatory approval Provisions for orderly auction-based transition to new operator at the end of the lease term if not extended Rent: Fixed base rent component with annual escalators (subject to minimum rent coverage of 1.8x) plus: Fixed percentage rent component for the facilities (other than Hollywood Casino Toledo and Hollywood Casino Columbus) reset every 5 years to equal 4% of the average net revenue for such facilities for the trailing 5 years Ohio’s (Toledo and Columbus) performance components will be established monthly with land rent set at 20% of monthly net revenues Capital Expenditures: PNG will be required to maintain properties and spend a minimum of 1% of net revenues on maintenance capital (including FF&E and capitalized personal property required for operations) annually Structural projects will generally require GLPI consent Other: Obligations under the Master Lease will be guaranteed by PNG and certain of its subsidiaries Certain rights of first offer as well as radius restrictions on competition

Benefits of GLPI Lease Structure In a Triple Net Lease, the tenant is responsible for all expenses including property taxes, insurance and maintenance capital expenditures Unlike hotel REITs, which are responsible for CapEx Rent coverage1, at 2.1:1 in current guidance, maximizes the economics for GLPI, without risking the stability of OpCo Many other REITs receive the majority of the economics from the tenant thus risking the viability of the operation and the cash flow should the tenant experience temporary challenges Master lease provides for growth and stability of the revenue stream to GLPI, with certain protections for OpCo Base rent escalator temporarily suspended if rent coverage1 drops below 1.8:1 Percentage rent component is reset every five years (with the exception of Toledo and Columbus casinos which reset monthly) 12 PENN’s vision is to create two companies with strong free cash flow that are positioned for continued growth both in the gaming sector and other potential investment opportunities EBITDAR excluding corporate overhead

Single Tenant Risk Mitigation The lease is in an advantageous position versus OpCo debt The lease is a master lease with full cross default provisions The rental payments can flex up or down every five years, while allowing the Ohio casinos to flex monthly, providing occasional financial adjustment that could mitigate lease default in bad economic cycles On expiration or termination of the lease, OpCo must transfer the gaming licenses and other non-real estate gaming assets to a successor tenant (subject to regulatory approval) at fair market value Additional competitive properties have significant barriers to entry, thus limiting competition and reducing potential lease volatility 13

14 REIT Metrics by Category * Data as of July 2013 Triple Net : O, NNN, OHI, EPR, LXP, MPW, NHI, LTC, SBRA Lodging: HST, HPT, RLJ, LHO, RHP, SHO, DRH, BEE, PEB, FCH Average Triple Net REITs Lodging Forward AFFO Multiple 15.5x 16.2x Forward FFO Multiple 14.9x 12.2x Forward EBITDA Multiple 14.5x 13.3x Leverage 5.2x 8.7x Market Cap $3.3bn $3.5bn Dividend Yield 5.0% 2.7% Responsible for CapEx No Yes

15 GLPI Enterprise Value ($ in millions except per share amounts) GLPI @ 11.0x GLPI @ 12.0x GLPI @ 13.0x GLPI @ 14.0x GLPI @ 15.0x GLPI @ 15.4x Adjusted EBITDA (1) $439.8 $439.8 $439.8 $439.8 $439.8 $439.8 Multiple 11.0x 12.0x 13.0x 14.0x 15.0x 15.4x Total Enterprise Value $4,838 $5,278 $5,717 $6,157 $6,597 $6,773 Debt @ 5.6x Leverage $2,463 $2,463 $2,463 $2,463 $2,463 $2,463 Equity Value $2,375 $2,815 $3,255 $3,694 $4,134 $4,310 Share Count (2) 92.6 92.6 92.6 92.6 92.6 92.6 Share Price $25.65 $30.40 $35.15 $39.90 $44.64 $46.54 Cash E&P Dividend $3.33 $3.33 $3.33 $3.33 $3.33 $3.33 Total GLPI Value $28.98 $33.73 $38.48 $43.23 $47.97 $49.87 Dividend $2.32 $2.32 $2.32 $2.32 $2.32 $2.32 Dividend Yield 9.0% 7.6% 6.6% 5.8% 5.2% 5.0% (1) Adjusted EBITDA and other assumptions used above are from guidance issued on 7/23/13 (2) Share count does not reflect the anticipated issuance of additional shares for the required purging distribution of historical earnings and profits The valuation multiples are presented for illustrative purposes only and do not represent a projection regarding future value. Future trading multiples may be impacted by a variety of factors, and no assurance can be given that actual trading multiples will be within the ranges presented.

16 OpCo Enterprise Value ($ in millions except per share amounts) OpCo @ 6.0x OpCo @ 7.0x OpCo @ 8.0x Adjusted EBITDA (1) $351.4 $351.4 $351.4 Multiple 6.0x 7.0x 8.0x Total Enterprise Value $2,108 $2,460 $2,811 Debt @ 3.0x Leverage $1,054 $1,054 $1,054 Equity Value $1,054 $1,406 $1,757 Share Count 87.2 87.2 87.2 Share Price $12.09 $16.12 $20.15 (1) Adjusted EBITDA and other assumptions used above are from guidance issued on 7/23/13 The valuation multiples are presented for illustrative purposes only and do not represent a projection regarding future value. Future trading multiples may be impacted by a variety of factors, and no assurance can be given that actual trading multiples will be within the ranges presented.

REIT Acquisition Example 17 Acquisitions in which both OpCo and GLPI participate are anticipated to generate shareholder value in excess of standalone transactions Higher multiple attributed to REIT entities in the example below, derived from PENN’s 2012 acquisition of Harrah’s St. Louis, effectively increases the overall gross enterprise value by 1.6x creating over $125M of incremental shareholder value. ($ in millions except per share amounts and multiples) Stand Alone OpCo GLPI Total Incremental Adjusted EBITDA $78.7 $48.7 $30.0 $78.7 Purchase Multiple 8.0x 7.5x 13.0x 9.6x 1.6x Gross Enterprise Value $629.6 $365.0 $390.4 $755.4 $125.8 Debt $610.0 $294.8 $315.2 $610.0 Incremental Value $19.6 $70.3 $75.1 $145.4 $125.8 Incremental Value per Share (1) $0.19 $0.68 $0.72 $1.40 $1.21 (1) Based on 103.9 diluted shares outstanding (as of 6/30/13) The valuation multiples are presented for illustrative purposes only and do not represent a projection regarding future value. Future trading multiples may be impacted by a variety of factors, and no assurance can be given that actual trading multiples will be within the ranges presented.

Free Cash Flow Guidance 18 ($ in millions except per share amounts) PENN GLPI OpCo 2012 Actual (2) 2013 Guidance (2) % Change 2013 Guidance (3,4) 2013 Guidance (3) Adjusted EBITDA (1) $711.4 $805.1 13.2% $439.8 $351.4 Book Interest, Book Taxes, Maintenance CapEx & GLPI Employee Option Dividend Payment $320.6 $342.0 6.7% $168.2 $181.2 Free Cash Flow (AFFO) $390.8 $463.1 18.5% $271.5 $170.2 Share Count 106.1 107.9 1.7% 92.6 87.2 Free Cash Flow per Share $3.68 $4.29 16.5% $2.93 $1.95 (1) 2012 Adjusted EBITDA includes $45.1m Maryland lobbying expense, and $6.4m legal accrual (2) Share count excludes the impact of the current share price on dilution related to the Preferred Stock (3) Pro-forma assuming the transaction was completed 1/1/13 (4) GLPI share count does not reflect the anticipated issuance of additional shares for the required purging distribution of historical earnings and profits

19 Key Next Steps PENN has performed over two years of diligence and has received a Private Letter Ruling from the IRS Filed initial and first amendment to Form S-11 with SEC in Q2 2013 Completed agreements with Series B Preferred Equity holders in Q1 2013 Provided documentation and made initial presentations to gaming regulators in all jurisdictions where required Currently expect that no further prior regulatory approvals will be required by 15 of the 27 regulatory agencies that have jurisdiction over the company’s gaming and racing operations Next steps: Q3 2013 Substantially complete formal regulatory process Complete the Carlino Group agreements Finalize financing transactions Q4 2013 Form S-11 declared effective OpCo completes tax-free spin of GLPI Q1 2014 GLPI to purge E&P and make REIT election

20 Pro Forma Financial Highlights Sources & Uses Refinance PENN Existing Debt: $2.7 billion Pre-spin redemption of Fortress Investment Group Conversion Shares: $411 million Pre-spin redemption of other Preferred Equity: $253 million (1) Cash portion of the Accumulated E&P Dividend: $294 million Transaction Expenses: ~$140 million Total Transaction Debt: $3.25 – $3.75 billion Key GLPI (REIT) Stats Target Leverage: 5.6x EBITDA Target Interest Coverage: 3.1x Target Dividend Payout Ratio: ~80% AFFO less employee option holder dividends Key PNG (OpCo) Stats Target Leverage: 3.0x EBITDA Implied Adjusted Leverage: 5.7x EBITDAR Target Rent Coverage: ~2.0x Target Interest Coverage: >5.0x (1) Includes $22.5m Preferred Equity redeemed in the first quarter of 2013

21 Investment Highlights GLPI (REIT) PNG (OpCo) Top regional operating know-how, strong brand, robust database Deep management team Best-in-class financing and development know-how Positioned to capture gaming management contracts from GLPI assets Initial master lease locks in operations for 15 years with up to four, five year extension options Low leverage (below 3.5x) Geographically diversified, high quality real estate Triple net lease structure Multiple opportunities for growth Gaming and other leisure assets High barriers to entry based on jurisdictional gaming licenses Predictable, stable rent income Unique advantage difficult to replicate Diverse portfolio: Other gaming portfolios too small, levered or geographically concentrated Gaming approved: other REITs are not

22 APPENDIX

23 Series B Exchange and Potential Repurchase Impact to PENN Share Count Impact of Exchange of Fortress Preferred Stock for PENN Common Shares Impact of PENN Share Repurchase Agreement with Fortress Reduction in PENN Diluted Common Share Count Assuming Fortress Exchange and Repurchase Agreement Fortress Preferred Stock Balance $975.0 ($411.0) $564.0 Conversion/Exchange Price $67.00 $67.00 $67.00 Fortress Holdings of Non-Voting Shares or Equivalents Post Exchange 14.6 (6.1) 8.4 Fortress Impact to Diluted Share Count at $45 Floor Price 21.7 21.7 Impact of Conversion to Diluted Share Count at Floor Price (7.1) (6.2) (13.3) Impact of Current Stock Price on Fortress Dilution* 3.2 3.2 Reduction in PENN Diluted Shares (3.9) (6.2) (10.1) * June 30, 2013 closing stock price of $52.92 is used to calculate quarter-end dilutive impact of the Preferred Equity, according to terms of the equity agreement

24 Redemption of Other Preferred Equity Impact to PENN Share Count Impact of PENN Redemption of Other Preferred Equity Preferred Stock Balance to be Redeemed at Par $230.0 Preferred Impact to Diluted Share Count at $45 Floor Price 5.1 Impact of Redemption to Diluted Share Count at Floor Price (5.1) Impact of Current Stock Price on Preferred Dilution* 0.8 Reduction in PENN Diluted Shares (4.3) * June 30, 2013 closing stock price of $52.92 is used to calculate quarter-end dilutive impact of the Preferred Equity, according to terms of the equity agreement

25 Share Count Reconciliation (in millions) Fortress Impact Other Preferred Impact OpCo GLPI Fully Diluted PENN Shares @ 6/30/13 103.9 Fortress Conversion at $67 (3.9) Fortress Share Buyback (6.2) Shares Adjusted for Fortress Impact 93.8 93.8 Preferred Redemption at Par (4.3) Shares Adjusted for Preferred Transactions 89.5 89.5 89.5 Other (1) (2.3) 3.1 Pro-Forma Share Count (2) 87.2 92.6 (1) Other includes Carlino Group non-pro rata distribution, impact of share price increase on employee stock options and an adjustment required to reflect that there is no tax benefit of GLPI employee stock options (2) GLPI share count does not reflect the anticipated issuance of additional shares for the required purging distribution of historical earnings and profits

26 Debt Roll-Forward (1) LTM 6/30/13 EBITDA excludes $45.1M Maryland lobbying expense and $6.4M Kansas legal accrual (2) Includes $22.5m Preferred Equity redeemed in the first quarter of 2013 ($ in millions) Current Incremental At Split OpCo GLPI LTM EBITDA (1) $805 Leverage 3.4x Long-term Debt 12/31/12 $2,731 Cash E&P Dividend $294 Fortress Buyback $411 Other Preferred (2) $253 Transaction Expenses $140 2013 FCF Per Guidance ($463) 2013 Project CapEx Per Guidance $195 Other ($44) Pro-Forma Debt $3,517 $1,054 $2,463 Pro-Forma EBITDA $805.1 $351.4 $439.8 Pro-Forma Leverage 4.4x 3.0x 5.6x

Triple Net Comp Multiple Support 27 * Data as of July 2013 Market Cap Enterprise Value / EBITDA AFFO Multiple Total Debt / EBITDA Dividend Yield Lexington Realty Trust $2.9B 14.1x 14.5x 6.2x 4.7% Entertainment Properties Trust $2.4B 12.8x 12.9x 6.5x 6.1% Medical Properties Trust $2.3B 11.6x 13.3x 4.5x 5.2% Omega Healthcare Investors $4.0B 13.8x 14.2x 4.9x 5.5% National Retail Properties $4.7B 16.9x 18.0x 5.6x 4.4% Average $3.3B 13.8x 14.6x 5.5x 5.2%

28 New Opportunities Created by Proposed Transaction New Standalone Entities Potential Strategic Actions PNG (OpCo) GLPI (REIT) Commentary Acquire properties of PENN competitors in a sale lease-back transaction* - ü Allows competition to move to asset-light model and provides GLPI access to assets that may not otherwise be available; provides tenant diversification Acquire other leisure and recreation real estate - ü REITs benefit from tenant diversification and scale Acquire small operators (< $20 million of EBITDA)* ü - Due to size, would have greater effect on PNG Native American development ü - Due to size, would have greater effect on PNG Expand financing options - ü REITs benefit from a lower cost of capital compared to gaming companies Develop in new jurisdictions ü ü Splitting the operating business and asset ownership increases ability to secure gaming licenses in certain jurisdictions * There are over 250 commercial gaming facilities in the United States of which approximately 140 are owned by public companies

29 Opportunity in Commercial Gaming Assets There are over 250 commercial gaming facilities in the United States of which approximately 140 are owned by public companies Many of these facilities are located in jurisdictions where regulatory constraints limit operator expansion The following jurisdictions limit the number of properties an operator can own: IN, PA, MD, ME, CO Source: American Gaming Association, company websites, SEC filings and state gaming regulatory boards. Note: Represents only domestic gaming (and excludes Native American) properties. Figures exclude assets owned by Penn and properties in South Dakota due to their small size. Nevada property count only includes publicly traded companies (equity and debt) with $12 million or more of gaming revenue. 139 118 257 0 50 100 150 200 250 Commercial Gaming Assets Held by Publicly Traded Companies Commercial Gaming Assets Held by Privately Held Companies Total Commercial Gaming Assets

Transaction Mechanics



Public Shareholders
PNG (OpCo)
Mostly Non-REIT qualifying assets
Leasehold assets
• 7 racetracks
• Casino Rama management contract
• Kansas JV
• Gaming Licenses, FF&E, Intellectual Property Rights and Misc. (2)
Lease Payments
Public Shareholders
Dividends (E&P & Ordinary)
GLPI (REIT)
REIT Assets
• 17 gaming assets leased to PNG (OpCo) under a "triple net" Master Lease
1. Hollywood Casino at Charles Town Races
2. Hollywood Casino Lawrenceburg
3. Hollywood Casino at Penn National Race Course
4. Hollywood Casino Aurora
5. Hollywood Casino Joliet
6. Argosy Casino Riverside
7. Argosy Casino Alton
8. Hollywood Casino Tunica
9. Hollywood Casino Bay St. Louis
10. Argosy Casino Sioux City
11. Boomtown Biloxi
12. Hollywood Slots Hotel and Raceway
13. Black Gold Casino at Zia Park
14. M Resort
15. Hollywood Casino Toledo
16. Hollywood Casino Columbus
17. Hollywood Casino St. Louis
TRS (1)
2 Operating Assets
• Perryville, MD
• Baton Rouge, LA

(1) Taxable REIT Subsidiary conducts activity that generates non-qualifying REIT income.
(2) At the end of the lease term, Penn has the right to sell the applicable gaming license necessary to operate the facilities at fair market value, subject to regulatory approval.

30

31 Overview of Corporate Structure GLPI Executive Officers Peter Carlino, current Chairman and CEO of PENN, will serve as GLPI's Chairman and CEO Bill Clifford, current CFO of PENN, will serve as GLPI’s CFO PNG Executive Officers Peter Carlino will serve as PNG's Chairman Tim Wilmott, current President and COO of PENN, will serve as PNG's CEO Transition Services PNG will provide certain transition services to GLPI for a limited period of time (accounting, tax, legal, IT, government relations, etc.)

32 Shareholder Impact Existing PENN Shareholders PENN shareholders would retain shares of PNG and receive one share of GLPI for each PENN share owned GLPI shareholders would receive accumulated E&P cash dividend of $3.33 per PENN share based on pro forma 2013 estimates GLPI shareholders would receive additional 0.35 GLPI shares per PENN share for the non-cash portion of the E&P dividend Commencing in 2014, GLPI shareholders would receive $2.32 ordinary cash dividend per PENN share based on 2013 pro forma estimates Penn Employee Options PENN Employee Option holders would receive one new option in GLPI with appropriate adjustments so that their combined intrinsic value after the spin-off is the same as before the spin-off

33 Re-Alignment of Investments to Satisfy REIT Requirements The Carlino Group In order for GLPI to qualify as a REIT, certain members of the “Carlino Group,” which consists of Peter M. Carlino and the Carlino Family Trust and the beneficiaries thereof, will need to receive either (i) additional shares of GLPI common stock, in exchange for shares of Penn common stock that they will transfer to Penn immediately prior to the spin-off and/or (ii) options to acquire GLPI common stock, in exchange for options to acquire Penn common stock, which options will be issued/tendered following the spin-off (collectively, the “Compliance Exchanges”). Penn will engage in either or both of the Compliance Exchanges with the Carlino Group to ensure that they collectively own less than 10% of the outstanding shares of Penn common stock following the separation, so that GLPI can qualify to be taxed as a REIT for U.S. federal income tax purposes. Absent a re-alignment of the ownership interests of the Carlino Group, GLPI will not be able to qualify as a REIT and the spin-off may not occur. Although the Carlino Group has agreed in principle to effect the Compliance Exchanges, neither the Carlino Group nor the independent directors of Penn, on behalf of Penn, have entered into definitive documentation regarding the Compliance Exchanges and no assurance can be made that such definitive documentation will be executed and delivered.

34 Re-Alignment of Investments to Satisfy REIT Requirements Series B Preferred Equity Holders Fortress Investment Group (“FIG”), owners of approximately $975 million or 80.9% of the outstanding Series B Redeemable Preferred Stock (“Preferred Stock”), entered into an agreement to reduce their aggregate interest in PENN prior to the spin-off such that FIG would own in the aggregate less than a 10% interest in GLPI following the spin-off. Pursuant to the agreement, PENN has agreed with FIG to exchange their Preferred Stock for non-voting PENN common stock or equivalents at a price of $67 per share or 14.6 million non-voting common shares or equivalents. The non-voting common shares or equivalents would convert to PENN voting common shares upon sale to a third party. Prior to the spin-off, the timing of the exchange into non-voting common shares or equivalents at $67 per share will be at FIG’s discretion. If FIG doesn’t fully exercise the exchange right prior to the spin-off, any remaining Preferred Stock will automatically be converted into PENN non-voting common shares or equivalents. The effect of the above would reduce PENN’s diluted share count by 3.9 million shares*. Following the exchange, FIG may either divest 6.2 million of the 14.6 million non-voting PENN common shares or equivalents prior to the spin-off, or, if it does not, PENN has the right to repurchase the undisposed shares for $67 per share. This agreement may further reduce PENN’s diluted share count by up to 6.2 million shares. In total, reflecting the exchange and potential repurchase and assuming Fortress Investment Group does not divest any of its non-voting common shares or equivalents to third parties, PENN would reduce its diluted share count by up to 10.1 million shares*. * Share count reductions based on 6/30/2013 fully diluted share count, which reflects the impact of the current share price on dilution related to the Preferred Stock

35 Definitions and Reconciliation of Non-GAAP Measures to GAAP Adjusted EBITDA, or earnings before interest, taxes, stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry. In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA. It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company. Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) per GAAP. A reconciliation of the Company’s adjusted EBITDA to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the Company’s news announcements and financial schedules available on the Company’s website. Adjusted EBITDAR is adjusted EBITDA less rent expense Funds From Operations (“FFO”) is equal to net income, excluding gains or losses from sales of property, plus real estate depreciation FFO is defined by NAREIT (the National Association of Real Estate Investment Trusts, the trade organization for REITs) as “the most commonly accepted and reported measure of REIT operating performance.” Adjusted Funds From Operations (“AFFO”) is defined as FFO plus stock based compensation expense reduced by maintenance capex. A reconciliation of FFO and AFFO to net income (loss) per GAAP is included in this presentation as well as in the news announcements and financial schedules available on the Company’s website. FFO and AFFO do not represent cash flow from operations as defined by GAAP, should not be considered as an alternative to net income as defined by GAAP and is not indicative of cash available to fund all cash flow needs. Notwithstanding the foregoing, GLPI’s measures of adjusted EBITDA, adjusted EBITDAR, FFO and AFFO may not be comparable to similarly titled measures used by other companies

Reconciliation of GLPI Non-GAAP Measures to GAAP (1) Per Amendment No. 1 to GLPI Form S-11 filed with the SEC on June 28, 2013 (2) Per guidance issued 7/23/13 Reconciliation of GLPI Non-GAAP Measures to GAAP Gaming and Leisure Properties, Inc. Unaudited Forecasted Consolidated Income Statement For the year-ending December 31, 2013 (in thousands) Revenues Rental income Net revenues from TRSs Total revenues Costs and expenses TRSs operating expenses REIT G&A expenses Depreciation and amortization Interest expense Total costs and expenses Income before income taxes Income tax expense Net income Reconciliation of GLPI’s FF0 and AFFO to its forecasted net income Net income Real estate depreciation FF0 Stock based compensation expense Maintenance Capex AFF0 Reconciliation of GLPI’s Adjusted EBITDA to its forecasted net income Net income $ 161,530 Real estate depreciation 117,884 Interest expense 143,673 Stock based compensation expense Employee option dividend payments Income tax expense  Adjusted EBITDA Guidance 21 $ 419,659 171,630 591,289 $ 149,103 117,884 143,845 8,444 8,039 18,173 15,041 5,546 5,865 $ 455,250 $ 439,776 (1) Per Amendment No. Ito GLPI Form S-Il filed with the SEC on June 28, 2013 (2) Per guidance issued 7123113 $ 436,334 169,967 606,301 128,406 49,262 117,884 143,673 439,225 167,076 5,546 $ 161,530 128,869 45,725 117,884 143,845 436,322 154,967 5,865 $ 149,103 $ 149,103 117,884 266,987 8,039 (3,515) $ 271,510 $ 161,530 117,884 279, 414 8,444 (3,497) $ 284,351 s-11(1) (2)

37 Reconciliation of PENN Non-GAAP Measures to GAAP Penn National Gaming, Inc. Reconciliation of PENN’s Adjusted EBITDA to its reported net income For the last twelve months ended June 30, 2013 (in thousands)  Net income Depreciation and amortization Charge for stock compensation Insurance deductible charges (net) Loss (gain) on disposal of assets Interest (net) Impairment losses Other Taxes on income Adjusted EBITDA as reported Maryland lobby expense Cherokee County legal accrual Adjusted EBITDA as presented $ 119,776 292,906 25,004 2,500 2,022 99,470 71,846 (1,220) 140,736 Reconciliation of PENN Non-GAAP Measures to GAAP $ 753,040 45,121 6,420 5 804,581

Penn National Gaming PENN: Nasdaq